AMENDMENT TO THE CERTIFICATE ESTABLISHING AND DESIGNATING THE
           RIGHTS, PREFERENCE AND RESTRICTIONS OF SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK OFCONVERGENCE COMMUNICATIONS, INC.

         We, TROY D'AMBROSIO, Vice President, and ANTHONY SANSONE, Secretary, of Convergence Communications, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Laws of the State of Nevada, DO HEREBY CERTIFY:

         That, pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes and in accordance with the authority expressly vested in the Corporation's Officers and Board of Directors pursuant to resolutions adopted at a duly called and convened meeting of the Board of Directors held on October 12, 1999, and in accordance with the approvals granted by stockholders holding at least sixty-six and two-thirds percent (66 2/3 %) of the outstanding Series C Convertible Preferred shares in the Corporation, the undersigned hereby amend the Certificate Establishing and Designating the Rights, Preference and Restrictions of shares of Series C Convertible Preferred Stock, as approved by the Nevada Office of the Secretary of State on October 13, 1999 (the "Certificate"), as follows:

         1. Consolidation, Merger. The Certificate is hereby amended by deleting in its entirety the provisions of Section 6(c) thereof, and by inserting in its stead the following provision, which shall have the same force and effect as though, and be deemed to have been, originally stated and included therein:

          (c) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party, each share of Series C Preferred Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series C Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series C Preferred Stock immediately prior to such merger or consolidation

         2. Issuance of Additional Shares of Common Stock. The Certificate is hereby amended by deleting from Section 6(f), clause (x), the phrase "multiplied by the conversion price in effect immediately prior to such issuance or sale," which deletion shall have the same force and effect as though, and be deemed to have been, originally stated and included therein.


         IN WITNESS WHEREOF, the undersigned has executed these amendments to the Certificate as of this _____ day of November, 1999.


                                                 /S/
                                             -----------------------------------
                                             TROY D'AMBROSIO, Vice President

                                                 /S/
                                             -----------------------------------
                                             ANTHONY SANSONE, Secretary